Exhibit 99.1

ROGER R. ADAMS

May 26, 2009

Jerry R. Edwards

Patrick F. Hamner

Samuel B. Ligon

Gary L. Martin

Richard E. Middlekauff

Ralph T. Parks

Jeffrey G. Peterson

Michael W. Hessong

Re:          Resignation from the Board of Directors of Heelys, Inc.

Dear Fellow Directors and Interim Chief Executive Officer:

As you know, I invented HEELYS-wheeled footwear, founded the predecessor to Heelys, Inc. (“Heelys” or “the Company”) in the 1990s and have served on the Board of Directors of the Company since it was founded in 2000.  I also served as Heelys’ President until May 2006, and as the Director of Research and Development from May 2006 through December 2007.  In light of my extensive history with the only product that has been successful for the Company, it is with deep regret that I announce my immediate resignation from the Board of Directors and that I will not stand for reelection to the Board.  I am taking these actions because I feel that the Board is failing to fulfill its fiduciary obligations to Heelys’ stockholders, as required by Delaware law.

My concern over the Board’s stewardship has escalated during the last year.  As you know, Skechers USA Inc. (“Skechers”) offered to acquire Heelys for between $4.75 and $5.10 per share on May 28, 2008, which represented a 9.4-17.5% premium over the prior trading day’s closing price of $4.34.  In mid-August 2008, Skechers increased its offer to $5.25 per share.  I expressed my view at that time that Heelys was not likely to provide the most value to its stockholders as a stand-alone company, and that it needed to pursue strategic alternatives (such as a possible transaction with Skechers) in order to optimize value to Heelys stockholders.  For reasons that I still do not understand, the Board never fully considered the Skechers’ offer, and decided instead to reject it out of hand.

I was particularly troubled by the Board’s refusal last year to negotiate with Skechers because it occurred at the same time that members of the Board affiliated with Capital Southwest Venture Corporation and Capital Southwest Corporation (collectively, “Capital Southwest”) were advocating a share buyback proposal at $4.50 per share (later increased to $5.00 per share) that would have resulted in Capital Southwest owning as much as 45.7% of Heelys.  As I explained to the Board during our July 17, 2008 Board meeting, I never believed that the proposed share buyback plan, which initially was at a price that was $0.60 less per share than the offer from Skechers that was on the table at the time, and which did not reflect any control premium, was consistent with maximizing stockholder value.  Moreover, I was very concerned that the Board did not establish an independent committee to ensure that the Capital Southwest directors were not benefiting themselves or Capital Southwest at the expense of the other Heelys stockholders.

The Board’s hiring of financial advisor Houlihan Lokey in early November 2008, and the subsequent issuance of a $1 per share special dividend, gave me some hope that the Board had refocused its attention on maximizing value for all stockholders.  Unfortunately, recent events once again have shown that this is not the case.  As you know, in April and early May of this year, Houlihan received expressions of interest from a large number of entities and brought to the Board acquisition offers from four potential acquirers.  All four bidders made offers which represented substantial premiums over the May 1, 2009 closing price of $1.84 per share, and over Heelys’ cash-on-hand per share at March 31 of $2.40.  Some of these offers were in, or very near, some of the valuation ranges that Houlihan Lokey presented during our April 30, 2009 Board meeting.

To my great disappointment, some members of the Board did not treat these various offers as opportunities worth exploring.  Communication between Houlihan and the Board concerning the sale process was sporadic.  Members of the Board were provided very limited information on the bidders and their proposals and were provided little time to review and reflect on the little information provided.  The Board met with Houlihan, and was presented with proposed bids, during a single meeting on April 30, 2009.  This meeting was the only occasion prior to termination of the sale process on which the Board discussed the proposals.  The sale process was ultimately terminated a week later.  Specifically, the Chairman (over my objection) told Houlihan to stand down on May 6.  On or around that same time, each of the bidders was told that its offer was inadequate.  There was no vote taken by the Board to terminate the sale process prior to these actions.

The proceedings during the April 30 Board meeting reflect more broadly on what I believe is a serious deficiency in the process by which the Company’s management and the Board consider matters of utmost importance to the Company.  The full Board has not been consulted on significant decisions that management has made, several of which I disagreed with, such as significantly reorganizing the management structure and laying off virtually all of the sales force.  When they are consulted, Board members do not receive information sufficiently in advance of Board meetings to properly evaluate the information.  This obviously limits our ability to make informed decisions.  Moreover, meetings often proceed without a full discussion of matters under consideration.  For example, as far as I know, no director at the April 30, 2009 Board meeting had before him any information concerning the stand-alone value of the Company, which obviously is a relevant input in deciding whether to accept a potential offer.  Instead, the Board only had Houlihan’s evaluation of what Heelys’ sale value might be.  As another example, on May 7, I received notice of a telephonic Board meeting to be held at 5:30 pm on May 12 (one hour before I needed to board a flight, as was previously communicated to the person scheduling the meeting).  The agenda included an item of great importance — “discuss and approve desired strategic direction for Heelys.”  Yet, at the meeting, each director was given a maximum of two minutes to speak on this issue before the vote.  That vote, which of course was moot because the sale process had been stopped a week earlier, was 6-2 in favor of stopping the active consideration of a sale and in favor of searching for a permanent CEO.

In the absence of any rational explanation, I can only assume that a majority of the Board is under the control of Capital Southwest, and that Capital Southwest has some reason (as yet undisclosed to me) for not seriously considering these premium offers.(1)  Needless to say, if the Board is rejecting a sale because it is in Capital Southwest’s interest (although not in the interest of Heelys’ stockholders) for Capital Southwest to maintain its position in Heelys for some Capital Southwest-related tax, litigation or management reason, such action is not consistent with the best interests of Heelys’ stockholders or the Board’s faithful discharge of its fiduciary obligations.  For example, I have read that at least three of Capital Southwest’s largest stockholders have publicly urged Capital Southwest’s management to take immediate steps to maximize stockholder value, and that at least one of those stockholders – Ned Sherwood – has called on Capital Southwest to distribute its holdings in Heelys to Capital Southwest’s stockholders, to dispose of as they see fit.  I sincerely hope that Capital Southwest’s disputes with its own stockholders are not influencing the Board’s stewardship of Heelys.

In sum, I believe that the Board should exercise due care and undivided loyalty to the best interests of all of its stockholders, and continue to pursue strategic alternatives, including selling the Company.  As I pointed out in my May 5, 2009 letter to the Board, Heelys incurs significant general and administrative expenses by continuing to operate as a stand-alone public company.  The business should be more valuable to a non-public company, or a larger public company that already has absorbed substantially all of the same public company costs.  Moreover, I believe that the Company would benefit from being run by true experts in the industry.  Indeed, Heelys’ core product likely would have significant staying power under such a scenario if properly promoted and improved.  Lastly, I believe that the market shares my concerns about the current direction of the Company, as evidenced by the fact that Heelys’ stock continues to trade at a discount to cash-on-hand per share.

Finally, if Capital Southwest intends to revisit the issue of a share buyback, perhaps in advance of taking Heelys private, then that fact should be disclosed to Heelys’ stockholders consistent with the federal securities laws.  Moreover, any such share buyback should be at a higher price than the bidders’ recent offers, and should reflect payment of a change-in-control premium.  Of course, if Heelys is going to pursue such a buyback or going private transaction, the Board should form an independent committee to ensure that all of the stockholders, not just Capital Southwest, are protected.

(1)                  Of Heelys’ eight directors, three currently hold positions as officers or directors of Capital Southwest, another is a former officer, and two more receive fees for serving as directors of Heelys.  The remaining two directors, Ric Middlekauff and myself, are the two largest holders of Heelys stock after Capital Southwest.  Mr. Middlekauff also has indicated an intent to resign.

For the foregoing reasons, I am not comfortable with the course that the Board is charting for the Company, and I have grave concerns about whether the Board is faithfully discharging, or will faithfully discharge, its fiduciary duties to all of Heelys’ stockholders.

Very truly yours,

/s/ Roger R. Adams
Roger R. Adams